EXHIBIT 3.1

                     AMENDMENT TO ARTICLES OF INCORPORATION
                     --------------------------------------

RESOLVED, the Articles of Incorporation of Golden Soil, Inc. as follows:

     1. The First Article be amended changing the name from Golden Soil, Inc. to Merilus, Inc.;

     2. The Fourth Article be amended creating two classes of shares, common and preferred stock with the attributes as set on in the Articles of Amendment circulated.

     3. The Articles of Amendment of the Articles of Incorporation as attached to this resolution is hereby approved.



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                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF

                                GOLDEN SOIL, INC.

         Pursuant to the provisions of section 78.209, Nevada Revised Statutes, the undersigned President and Secretary of Rich Earth, Inc. (the "Corporation"), does hereby certify the Board of Directors of the Corporation adopted a resolution to amend the original articles as follows:

Article I which presently reads as follows:

                                  ARTICLE FIRST
                                 Corporate Name

                  The name of the corporation is: GOLDEN SOIL, INC.

Is hereby amended to read as follows:

                                  ARTICLE FIRST
                                 Corporate Name

                  The name of the corporation is: MERILUS, INC.

Article IV which presently reads as follows:

                                 ARTICLE FOURTH
                                      Stock

     4.1 The total authorized capital stock of the Corporation consists of:

     A. 100,000,000 shares of Common Stock, with a par value of $0.001 (1 mil).


Is hereby amended to read as follows:

                                 ARTICLE FOURTH
                                      Stock


     4.1      The total authorized capital stock of the Corporation consists of:


     A. One (1) preferred share (of $1.00 par value) which shall be designated as the "Special Voting Preferred Share" (the " Preferred Share"), the preferences and relative, optional and other special rights of which and the qualifications, limitations or restrictions of which shall be as follows:

          (a) Dividends and Distributions. The holder of the Preferred Share shall not be entitled to receive any portion of any dividend or distribution at any time.

          (b) Voting Rights. The holder of the Preferred Share shall have the following voting rights:

               (i) The Preferred Share shall entitle the holder thereof to an aggregate number of votes equal to the number of Exchangeable Shares ("Exchangeable Shares") of Merilus Technologies Inc., a British Columbia corporation ("Merilus Canada"), outstanding from time to time which are not owned by the Corporation or any of its direct or indirect subsidiaries.

               (ii) Except as otherwise provided herein or by law, the holder of the Preferred Share and the holders of Common Shares and of Series A Preferred Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

               (iii)Except  as set forth  herein,  the  holder of the  Preferred
                    Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with holders of Common Shares and of Series A
                    Preferred Shares as set forth herein) for taking any corporate action.

          (c) Additional Provisions.

               (i) The Holder of the Preferred Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

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               (ii) At such time as:

                    (A) the Preferred Share entitles its holder to a number of votes equal to zero because there are no Exchangeable Shares of Merilus Canada outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries, and

                    (B) there is no share of stock, debt, option or other agreement, obligation or commitment of Merilus Canada which could by its terms require Merilus Canada to issue any Exchangeable Shares to any person other than the Corporation or any of its direct or indirect subsidiaries, then the Preferred Share shall thereupon be retired and cancelled promptly thereafter. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          (d) Reacquired Share. If the Preferred Share should be purchased or otherwise acquired by the Corporation in any manner whatsoever, then the Preferred Share shall be retired and canceled promptly after the acquisition thereof. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share and may be reissued as part of a new series of preferred F-1 shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and
          restrictions   on  issuance  set  forth   herein.

          (e) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Preferred Share shall not be entitled to any portion of any distribution.

          (f) No Redemption or Conversion. The Preferred Share shall not be redeemable or convertible. All stock when issued shall be deemed fully paid and nonassessable. No cumulative voting, on any matter to which Stockholders shall be entitled to vote, shall be allowed for any purpose. The authorized stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall, from time to time, determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this Corporation.

         4.2 All stock when issued shall be deemed fully paid and nonassessable. No cumulative voting, on any matter to which Stockholders shall be entitled to vote, shall be allowed for any purpose.

         4.3 The authorized stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall, from time to time, determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this Corporation.

                                 --------------

         The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 6,750,000; that the said changes and amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


         The effective date of this amendment is November __, 2000, at the Closing.



    ------------------------------           ------------------------------
    Xenios Xenopoulos, Secretary             Xenios Xenopoulos, President


On the _____ Day of November, 2000 Xenios Xenopoulos the sole director and officer of the Company personally appeared before me, a Notary Public in and for the Country of Cyprus, and acknowledged that he executed the above instrument.


                         ---------------------------------------------
                         Notary Public in and for the Country of Cyprus

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